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                                                                    Exhibit 99.1


                     [LOGO OF RENTAL SERVICE CORPORATION]


FOR IMMEDIATE RELEASE

Company Contact:  Martin R. Reid, Chairman & CEO
                  (602) 905-3300

                  RENTAL SERVICE CORPORATION ANNOUNCES VALLEY

             DEFINITIVE AGREEMENT AND FIVE COMPLETED ACQUISITIONS

SCOTTSDALE, AZ - JANUARY 20, 1998 - RENTAL SERVICE CORPORATION (NYSE: RSV) ("RSC") today announced that it has executed a definitive agreement for the previously announced acquisition of JDW Enterprises, Inc. d/b/a Valley Rentals ("Valley"). Valley operates a total of ten locations in Arizona and New Mexico, and had total revenues of approximately $36.9 million for its fiscal year ended December 31, 1997. The Valley transaction is expected to close by February 2, 1998, and is subject to a number of closing conditions.

RSC also announced that it has completed the previously announced acquisitions of Siems Rental & Sales Co., Inc; R&M Rentals, Inc.; Panama City Rentals, Inc.; Frank Wilson's Rentals & Sales Co.; and Ray E. Miller d/b/a Franklin Rent-All. These acquired companies have a combined 14 locations in Arkansas, Delaware, Florida, Georgia, Maryland, Pennsylvania, South Carolina, Tennessee and Virginia, and had combined trailing twelve months revenues of approximately $26.6 million.

Martin R. Reid, RSC Chairman and Chief Executive Officer, made the announcements.

RSC is a leading consolidator in the rapidly growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing and construction markets. Headquartered in Scottsdale, AZ, the Company operates the largest rental network in the United States.

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